                        TERMINATION OF PROXY


       The parties hereto, Martin Anthony Walk ("Walk") and John
  Groom ("Groom") hereby agree to terminate the Proxy dated September 22, 1998 as it relates to the one-half (1/2) of the shares owned by Walk. Walk shall retain all rights, voting or otherwise, with respect to all shares over which Groom previously held a proxy, that amount being one-half (1/2) of the shares owned by Walk.




  /s/ Martin Anthony Walk                         /s/ John Groom
    Martin Anthony Walk                               John Groom